AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of March 11, 2002 (the "Merger Agreement"), between Corpas Oklahoma, Inc., an Oklahoma corporation ("Corpas"), Corpas Holdings, Inc., an Oklahoma corporation ("CHI"), and Corpas Merger, Inc., an Oklahoma corporation ("CMI ").

     WHEREAS, on the date hereof, Corpas has authority to issue 75,000,000 shares of common stock, par value $0.001 per share (the "Corpas Common Stock"), of which 330,191 shares are issued and outstanding;

     WHEREAS, on the date hereof, CHI has authority to issue 75,000,000 shares of common stock, par value $0.001 per share (the "CHI Common Stock"), of which 1,000 shares are issued and outstanding;

     WHEREAS, on the date hereof, CMI has authority to issue 75,000,000 shares of common stock, par value $0.001 per share (the "CMI Common Stock"), of which 1,000,000 shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Corpas, CHI and CMI have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 1081(G) of the General Corporation Law of the State of Oklahoma (the "OGCL"), under which CHI would survive as the holding company, by the merger of Corpas with and into CMI, and with each holder of Corpas Common Stock receiving one share of CHI Common Stock in exchange for such share of Corpas Common Stock;

     WHEREAS, under the respective certificates of incorporation of Corpas and CHI, the CHI Common Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the Corpas Common Stock which will be exchanged therefor pursuant to the holding company reorganization;

     WHEREAS, the certificate of incorporation and bylaws of CHI, as the holding company, immediately following the merger will contain provisions identical to the certificate of incorporation and bylaws of Corpas immediately prior to the merger, other than differences permitted by
Section 1081(G)(4) of the OGCL;

     WHEREAS, the certificate of incorporation of CMI is identical to the certificate of incorporation of Corpas immediately prior to the merger, other than differences permitted by Section 1081(G)(g) of the OGCL, and is being amended in the manner required by Section 1081(G) pursuant to this Merger Agreement;

     WHEREAS, the Boards of Directors of Corpas, CHI and CMI have approved this Merger Agreement, shareholder approval not being required pursuant to
Section 1081(G) of the OGCL;

     WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, Corpas, CHI and CMI hereby agree as follows:

     1. Merger. Corpas shall be merged with and into CMI (the "Merger"), and CMI shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time of filing a certified copy of this Merger Agreement with the Secretary of State of the State of Oklahoma in accordance with the OGCL (the "Effective Time").

     2. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of CMI, as amended and in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the OGCL.

     3.  Article FOURTEENTH shall be added and will read as follows:

     "Any act or transaction by or involving the Corporation that requires for its adoption under the Oklahoma General Corporation Law or under this Certificate of Incorporation the approval of the Corporation's stockholders shall, pursuant to Section 1081(G) of the Oklahoma General Corporation Law, require, in addition, the approval of the stockholders of the Corporation's holding company, Corpas Holdings, Inc., or any successor by merger, by the same vote as is required by the Oklahoma General Corporation Law and/or by the Certificate of Incorporation of the Corporation."

     4. Succession. At the Effective Time, the separate corporate existence of Corpas shall cease, and CMI shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Corpas, and CMI shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Corpas, including, without limitation, all outstanding indebtedness of Corpas, all in the manner and as more fully set forth in Section 1088 of the OGCL.

     5. Directors. The directors of Corpas immediately prior to the Effective Time shall be the directors of the Surviving Corporation and CHI at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

     6. Officers. The officers of Corpas immediately preceding the Effective Time shall be the officers of the Surviving Corporation and CHI at and after the Effective Time until their successors are duly elected and qualified.

     7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     each share of Corpas Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of CHI Common Stock;

     each share of Corpas Common Stock held in the treasury of Corpas immediately prior to the Effective Time shall be cancelled and retired;

     each option, warrant, purchase right, unit or other security of Corpas convertible into shares of Corpas Common Stock shall become convertible into the same number of shares of CHI Common Stock as such security would have received if the security had been converted into shares of Corpas Common Stock immediately prior to the Effective Time, and CHI shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of CHI Common Stock as Corpas had reserved; and

     each share of CHI Common Stock issued and outstanding in the name of Corpas immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of CHI Common Stock.

     8.  Other Agreements.   At the Effective Time, CHI shall assume any
obligation of Corpas to deliver or make available shares of Corpas Common Stock under any agreement or employee benefit plan not referred to in Paragraph 6 herein to which Corpas is a party. Any reference to Corpas Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to CHI Common Stock and one share of CHI Common Stock shall be issuable in lieu of each share of Corpas Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

     9. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Corpas such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Corpas, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of Corpas or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     10. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Corpas Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of CHI Common Stock, as the case may be, into which the shares of Corpas Common Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of CHI and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to CHI or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of CHI Common Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

     11. Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

     12. Compliance with Section 1081(G) of the OGCL. Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 1081(G) of the OGCL, including without limitation, the following:

     13.  Certificate of Incorporation and By-Laws of CHI. At the
Effective Time, the Certificate of Incorporation and By-Laws of CHI shall be in the form of the Certificate of Incorporation and By-Laws of Corpas, as in effect immediately prior to the Effective Time.

     14. Directors and Officers of CHI. At the Effective Time, the directors and officers of Corpas immediately prior to the Effective Time shall be the directors and officers of CHI, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of CHI.

     15. Filings. Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Oklahoma Secretary of State. Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and CHI contemplated by this Agreement, each of the Surviving Corporation and CHI shall cause to be filed with the Oklahoma Secretary of State such certificates or documents required to give effect thereto.

     16. Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of Corpas, CHI and CMI, by action of the board of directors of Corpas if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Corpas and its stockholders.

     17. Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

     19. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

     IN WITNESS WHEREOF, Corpas, CHI and CMI have caused this Merger Agreement to be executed and delivered as of the date first above written.

CORPAS OKLAHOMA, INC., an Oklahoma corporation


_________________________________
Name:  Robert J. Mottern
Title:  President


CORPAS MERGER, INC., an Oklahoma corporation


_________________________________
Name: Robert J. Mottern
Title: President



CORPAS HOLDINGS, INC., an Oklahoma corporation


_________________________________
Name: Robert J. Mottern
Title: President





                                  CERTIFICATION

     STATE OF GEORGIA
     COUNTY OF FULTON

    Before me, a Notary Public in and for said County, personally appeared Robert J. Mottern, the Secretary of Corpas Oklahoma, Inc., on the 12th day of March, 2002, who certified that the foregoing Agreement and Plan of Merger was adopted by the board of directors of Corpas Oklahoma, Inc. pursuant to Section 1081(G) of the Oklahoma General Corporation Law, and that the conditions in the first sentence of Section 1081(G) have been satisfied.

     IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by notary seal on the day and year last aforesaid.

                                         ______________________________
                                         Robert J. Mottern

Sworn to and subscribed before me
the ___ day of March, 2002.

_______________________________
Commission Expires: ____________






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